UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

Sigma-Aldrich Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

BLOOMBERG TELEVISION’S BLOOMBERG SURVEILLLANCE

INTERVIEW TRANSCRIPT

22 SEPTEMBER 2014

The following is a transcription of a television interview of Karl-Ludwig Kley, Chairman of the Executive Board of Merck KGaA and

Rakesh Sachdev, President and Chief Executive Officer of Sigma-Aldrich Corporation on September 22, 2014:

PARTICIPANTS

•	KARL-LUDWIG KLEY, EXECUTIVE BOARD CHAIRMAN & CEO, MERCK KGAA

•	RAKESH SACHDEV, CEO & PRESIDENT, SIGMA-ALDRICH

•	TOM KEENE, BLOOMBERG NEWS

•	ADAM JOHNSON, BLOOMBERG NEWS

•	SCARLET FU, BLOOMBERG NEWS

SCARLET FU, HOST, BLOOMBERG: So let’s recap the headlines that broke earlier this morning. Germany’s Merck is buying Sigma- Aldrich of St. Louis for $17 billion. It’s $140 a share in cash. For more on this transaction, Merck’s Executive Board Chairman Karl-Ludwig Kley joins us in studio, along with Sigma-Aldrich President and CEO Rakesh Sachdev. Gentleman thank you so much for coming in this morning. You mentioned that this deal came together relatively quickly. So Karl-Ludwig I’d like to start with you. What prompted this acquisition? What prompted you to make this approach to Sigma-Aldrich?

KARL-LUDWIG KLEY, EXECUTIVE BOARD CHAIRMAN & CEO, MERCK: Life-sciences for us is a sector in which we have always invested in and which for us is a key revenues and growth contributor. And Sigma-Aldrich has always been the gold standard in the industry. So by talking to Sigma- Aldrich, two great legacies would come together.

ADAM JOHNSON, HOST, BLOOMBERG: Well Rakesh, I won’t pretend to understand your business but I certainly understand growth and your earnings growth has been mid-teens consistently year in, year out. Even through the recession. What is it that makes specialty chemicals so resilient?

RAKESH SACHDEV, CEO, SIGMA-ALDRICH: Well first of all we are a life-sciences business. We are highly diverse. And if you think about the whole health care value chain we are a leader in the discovery business. Whether it’s discovery of new drugs, discovery of new materials. You know I can safely say there’s no drug today in the world, not a single drug that at some point didn’t use Sigma-Aldrich to develop and discover that drug.

We’re also in manufacturing and then we’re also in diagnostics. So that makes us an incredibly powerful company with our customers. And I think this combination with Merck is really very complimentary.

TOM KEENE, HOST, BLOOMBERG: Right. I want to get to the point here which I think is absolutely critical. First of all congratulations on 18.5% per year total return for the last 10 years. As you go out at $140 a share, how many employees at Sigma-Aldrich will lose their jobs over this transaction?

SACHDEV: Well you know again, our thesis and the thesis with Merck is simple. When our customers win our business wins and it should create more opportunities for the employees of the two companies.

KEENE: Mmm. Hmm.

SACHDEV: That’s the thesis. And again there’s a lot of work to be done between now and close. You know we just signed the deal…

KEENE: But within the $300 million I believe it was in synergies, how will that fall out between the two companies or can you combine together with minimal job loss…Karl?

KLEY: I mean we are still far away…we have to get the approvals, still the approvals…

KEENE: Sure.

KLEY: We have to go into integration planning. But we’ve also given a very clear commitment to St. Louis, to the City of St. Louis that the majority of the jobs in the US…

KEENE: Do you love the St. Louis Cardinals this morning?

KLEY: I didn’t look at it, I am coming from…

JOHNSON: He’s going to learn to love them…

KLEY: I mean we are world champion after all.

SACHDEV: I think we lost last night.

KEENE: Rakesh we were talking about Janet Yellen. Let me talk about Mario Draghi, are these transnational transactions happening because Mario Draghi is giving you free money? Does that assist you?

KLEY: I wish he would. I wish he would. Of course low interest rates help in the financing. But this is a business deal. This is not an interest rate or a tax; this is a business deal with a compelling strategic logic and a business logic behind it.

JOHNSON: And I noticed that it’s going to be, according to the press release, accretive over the course of three years. Fully accretive…why does it take three years to necessarily get fully accretive on a deal that’s effectively a lot of cash?

KLEY: We have to get the business together. We’re adding two businesses. We have to go through synergy realization. It’s fully accretive after realizing the synergies. We assume it takes three years to realize all the synergies.

KEENE: Within that and within the glory of the specialty chemical business, I mean it’s been a terrific industry and a terrific rollup, why did you affect this transaction now? I mean you could have done this five years ago. You could have done it when you moved from ArvinMeritor over to Sigma-Aldrich? Why now?

SACHDEV: Well you know this industry is evolving. The whole life- sciences industry is evolving. We had a very interesting time where the pace of change is deepening. And our customers want more solutions. You know two years ago we re-organized our company to become more of a solutions-focused company from a products-focused company.

KEENE: Mmm. Hmmm.

SACHDEV: And I think a combination with Merck allows us with the richness of their science and our science to be able to offer those solutions.

KEENE: Scarlet I think it’s important to note on the Bloomberg that there were two buy recommendations and 13 hold recommendations for Sigma-Aldrich.

FU: Good context. Karl I wanted to get from you this shift away from developing pharmaceuticals. We were just talking about Obamacare and the state of health insurance in the United States. Why is pharmaceuticals in an area that you don’t want to invest in at the moment?

KLEY: We are investing. Actually we have…

FU: But shying away and putting the emphasis elsewhere.

KLEY: No, we have three business fields which we are developing globally. One is pharmaceuticals, the other one is life-science why we’re here today, and the third one is specialty materials.

FU: I bring this up because…

KLEY: We invest in pharmaceuticals. We just last week invested, announced ambitious programs for our development pipeline.

FU: But at the same time you acquired Millipore back in 2010 for $6 billion which was the maker of lab equipment and chemicals. There’s a certain emphasis here on the lab equipment and chemical side of the business.

KLEY: We have to build the third pillar, which at the outset was not ready to stand up in the world market. Now it is.

KEENE: I notice on your 10% dividend growth for Sigma-Aldrich with the pressure from the sell side and institutional shareholders, there’s more of a tradition in Germany to have less of a dividend growth. Are you going to take a little bit of the Sigma-Aldrich Kool- Aid and increase the dividend at a greater rate in Germany? I need something to make some news here this morning. Are you going to get an American dividend growth going?

KLEY: I think we have delivered some news today. But in addition if you look at our dividend story over the last years, we have gradually increased dividends and we will certainly not fall behind.

KEENE: If you said that you’d be chopped to smithereens wouldn’t you?

JOHNSON: Meanwhile you know what fascinates here, we’ve got a European company come over to the US Tom. Forget the inversion thing, were taxes even part of the decision one way or the other?

SACHDEV: No.

KLEY: It’s a business deal.

KEENE: Yeah.

JOHNSON: I like that.

KLEY: And it’s driven by strategic considerations. If you look at the complimentary side of this …it makes sense. And let me add one thing…

KEENE: Gentleman… Thank you so much. Greatly appreciate it. Congratulations.

#     #     #

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck. The proposed merger will be submitted to the shareholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Sigma-Aldrich’s website at http://investor.sigmaaldrich.com under the heading “Financial Information - SEC Filings”. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the shareholders of Sigma-Aldrich and a description of their direct and indirect interests, by share holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.